                                                                    Exhibit 99.1

                      LUCILLE FARMS, INC. ANNOUNCES RESULTS
                  FOR THE QUARTER AND YEAR ENDED MARCH 31, 2005

MONTVILLE, NJ--JULY 14, 2005 -- LUCILLE FARMS, INC. (NASDAQ-LUCY) a manufacturer and marketer of low moisture mozzarella cheese (including whole milk, part skim and reduced fat low moisture mozzarella cheese) and pizza cheese today announced its results for the quarter and fiscal year ending March 31, 2005.

                                              Three Months Ended                      Year Ending
                                                March 31, 2005                       March 31, 2005
                                           2005                2004               2005             2004
                                           ----                ----               ----             ----
Net Sales                                 $11,458            $11,975             47,802          $42,174
Net (loss) Income                         $(2,846)              $186            $(3,269)            $209
Net income (Loss) Per Share
    Basic:                                $(0.85)             $0.06             $(0.98)           $0.07
    Diluted:                              $(0.85)             $0.06             $(0.98)           $0.07
Weighted Average Shares
   Basic:                                3,329,116          3,137,937          3,329,116        3,162,410
   Diluted:                              3,329,116          3,137,937          3,329,116        3,162,410

Net loss for the quarter and year ended March 31, 2005 was $(2,846,000) and $(3,269,220), respectively, compared to a profit of $186,000 and $209,000, respectively, for the prior year. The Company had a negative gross profit of $(1,668,000) for the quarter ended March 31, 2005, reflecting a continued and exacerbated disconnect between the price of cheese and the price of milk that started in the quarter ended December 31, 2004.

While the Company has made great strides over the past two years in reducing its operating expenses and, through efficiencies, bringing down its cost of producing a pound of cheese, consistent profitability for the Company is dependent upon stability in the price of block cheddar on the CME and the price of milk ( the principal ingredient and cost factor in the manufacture of cheese). Generally, the price of milk for any particular month, is computed, based on formulas determined by the United States Department of Agriculture
(USDA), by the National Agricultural Statistical Service (NASS) after the end of the month by reference to the average selling price of block cheddar cheese, barrel cheddar cheese, butter, non-fat dry milk and whey. Thus, everything else being equal and there being stability in the price of cheese, the price of milk will follow the price of cheese in an orderly manner, the normal spread between the selling price of cheese and the cost of milk will be maintained, and there will be stability in the Company's gross profit margin. However, sometimes things are not equal. For one thing, the market information required by NASS to compile the price of milk is not immediately available and takes time to collect. For this reason, the commodity prices used to calculate the milk price is two weeks old when the NASS receives it at the end of a particular month (i.e. it includes the commodity prices for two weeks of the current month and two weeks of the prior month), creating a "lag" between the data used for determining the selling price of cheese for the month (the CME Block Market prices for the month) and the data used for determining the cost of milk for the month (based upon commodity prices for two weeks of the current month and two weeks of the prior month). Thus, if there is a precipitous increase or decrease in the price of block cheddar cheese during a given month, it may not be reflected in the average selling price of block cheddar cheese utilized in computing the price of milk for such month. In such event, there is a disconnect between the average price of cheese for the month and the cost of milk for the month. In such case, the price of milk does not increase or decrease as fast as the price of cheese, and the Company's gross profit margin is affected accordingly. By virtue of the fact that the Company does not know its cost of milk for the month until the following month and customers are billed for cheese when its shipped to them during the month, the Company cannot pass along to customers the changes in the cost of milk. As a consequence thereof, the Company's gross profit margin for its product is subject to fluctuation, which fluctuation, however slight, can have a significant effect on profitability. The decline of gross profit margin has affected all cheese makers throughout the United States.

At March 31, 2005, the Company was in default of certain covenants under its borrowing facility, for the test period ended March 31, 2005, relating to, among other things, the maintenance of a Tangible Net Worth of not less than $2,500,000, and the maintenance of a Fixed Charge Coverage Ratio of not less than 1.00 x 1.00. On July 14, 2005, the Company has received waivers for the existing defaults at March 31, 2005 and amended such covenants to suspend the Company's compliance with (a) the Tangible Net Worth Covenant for the test periods ended April 30, 2005, May 31, 2005 and June 30, 2005, and (b) the Fixed Charge Coverage test for the ten (10) month period ended April 30, 2005, the eleven (11) month period ending May 31, 2005, and the twelve (12) month period ended June 30, 2005. Also, the Company's borrowing facility was amended to (x) reduce the total borrowing facility to $9,200,000 from $11,000,000, (y) reduce the revolving loan to $5,500,000 from $7,000,000, and (z) reduce the capital expenditure loans to $700,000 from $1,000,000 and make it subject to various conditions precedent.

The Company's financial statements, for the fiscal year ended March 31, 2005, have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At March 31, 2005, the Company has a loss from continuing operations of $3,269,000, cash used in operating activities of $1,026,000 and a deficiency in assets of $262,000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

To try to remedy the situation, the Company has developed a business plan designed to improve gross margins and reduce its dependency on the spread allowed by the calculation of the milk price. The plan calls for various capital improvements that will significantly reduce the cost of producing cheese and change the type of whey produced by the Company to a highly profitable whey protein concentrate for human and animal consumption. The capital improvements needed to achieve the business plan will require an infusion of capital of approximately $8,000,000. Discussions are currently underway with St. Albans Cooperative, the Company's milk supplier, the Vermont Economic Development Authority, the United States Department of Agriculture, the Franklyn County Economic Development Authority, the Village of Swanton, Vermont, UPS Business Credit, LLC and LaSalle Business Credit, LLC to structure a financing package that would provide a portion of such financing as well as strengthen the Company's balance sheet. Also, the Company is having conversations with a potential joint venture partner that would provide the necessary financing to modify the Company's whey facility. However, there can be no assurance that such a financing package or joint venture will be forthcoming.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to the availability of financing and future profitability. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.
Contact:   Jay Rosengarten, CEO, (973) 334-6030



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